Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
DECEMBER 11, 2012

CHESAPEAKE ENERGY CORPORATION ANNOUNCES AGREEMENT TO
SELL A SUBSTANTIAL MAJORITY OF ITS REMAINING MIDSTREAM
ASSETS FOR $2.16 BILLION

Recently Completed Midstream Transactions Yield Additional Proceeds of
$175 Million; Additional Midstream Sales of $425 Million Anticipated by
the End of the 2013 First Quarter, Bringing Total of Current and
Anticipated Midstream Asset Sales to $2.75 Billion

Combined with $2.125 Billion of Midstream Sales Completed in the
2012 Second and Third Quarters, Chesapeake to Net a
Total of $4.875 Billion from its Midstream Exit

OKLAHOMA CITY, OKLAHOMA, DECEMBER 11, 2012 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has entered into a definitive agreement to sell a substantial majority of its remaining midstream assets to Access Midstream Partners, L.P. (NYSE:ACMP) for approximately $2.16 billion.  These midstream assets are located primarily in the company’s Marcellus, Utica, Eagle Ford, Haynesville and Niobrara shale plays. The transaction with Access includes new market-based gathering and processing agreements covering various acreage dedication areas and is expected to close by the end of 2012.

Additionally, the company has recently completed the sale of other midstream assets in Oklahoma and Texas during the 2012 fourth quarter for approximately $175 million.

Finally, Chesapeake anticipates completing the sale of its remaining midstream assets, including Mid-Continent and other assets, by the end of the 2013 first quarter for approximately $425 million, bringing the total of current and anticipated midstream asset sales to $2.75 billion.  Including the approximate $2.125 billion of midstream asset sales completed in the 2012 second and third quarters, the proceeds from the company’s midstream exit are anticipated to total approximately $4.875 billion.

Jefferies & Company, Inc. and Goldman, Sachs & Co. are serving as financial advisors to Chesapeake on its midstream transactions.

Management Comment

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, stated, “We are pleased to announce further progress towards our asset sale goals for 2012-13.  We look forward to completing additional asset sales and achieving our goals of strengthening our balance sheet, tightening our asset focus and increasing returns to shareholders.”

CHESAPEAKE CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

This news release includes “forward-looking statements” that give our current expectations or forecasts of future events, including the closing of sales of midstream assets.  Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, we can give no assurance they will prove to be correct.  They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.  The sale transaction with Access Midstream Partners, L.P. is subject to closing conditions, and we have not yet entered into definitive agreements for all of our other planned asset sales.  Any of our planned asset sales may not be completed for the amounts expected, in the time frame anticipated or at all.  Our ability to achieve our goals of strengthening our balance sheet, tightening our asset focus and increasing returns to shareholders is dependent to a great extent on closing asset sales as anticipated.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update this information.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Eagle Ford, Utica, Granite Wash, Cleveland, Tonkawa, Mississippi Lime and Niobrara unconventional liquids plays and in the Marcellus, Haynesville/Bossier and Barnett unconventional natural gas shale plays.  The company also owns substantial marketing and oilfield services businesses through its subsidiaries Chesapeake Energy Marketing, Inc. and Chesapeake Oilfield Operating, L.L.C.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.